EXHIBIT A
                              TO FORM 12B-25



     The Company anticipates a net loss for the three months ended January 31, 1999. The Company also anticipates that sales for the three months ended January 31, 1999 will be significantly lower than sales for the three months ended January 31, 1998. However, because the Company has not yet completed its financial statements for the three months ended January 31, 1999, it cannot yet quantify the differences in financial statement amounts when comparing the three months ended January 31, 1999 and 1998.